[S&W Letterhead]


                                                                November 1, 1999

American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Corporation, a Delaware corporation ("American Tower") of (i) $300,000,000 aggregate principal amount of American Tower's 6.25% Convertible Notes due 2009 (the "Standard Notes"), (ii) $425,500,000 aggregate principal amount of American Tower's 2.25% Convertible Notes due 2009 (the "Discount Notes", and collectively with the Standard Notes, the "Notes"), and (iii) 24,797,690 shares of Class A Common Stock, par value $.01 per share, issuable upon conversion of such Notes (the "Class A Common Stock"), of American Tower initially issuable upon conversion of the Notes plus such indeterminate amount of shares of Class A Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"), to be offered by the selling securityholders (as described in the Registration Statement), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-3 (the "Registration Statement").

         We have acted as counsel to American Tower in connection with the preparation of the (i) Registration Statement, (ii) the Indenture, dated as of October 4, 1999, for the Standard Notes between American Tower and The Bank of New York, as trustee (the "Standard Indenture"), (iii) the Indenture, dated as of October 4, 1999, for the Discount Notes between American Tower and The Bank of New York, as trustee (the "Discount Indenture", and collectively with the Standard Indenture, the "Indentures"), and (iv) the Registration Rights Agreement, dated as of October 4, 1999, between American Tower and Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., and we have examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates and statements of officers and accountants of American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

         The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share, the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 500,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Class C Common Stock, par value $.01 per share.

         Based on and subject to the foregoing, we are of the opinion that (i) the Notes have been duly authorized and are validly issued and represent binding obligations of American Tower, and (ii) the Shares, when issued in accordance with the terms of the Notes and the Indentures, will be duly authorized, validly issued, fully paid and non-assessable by American Tower.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.


                                                 Very truly yours,


                                                  /s/ Sullivan & Worcester LLP
                                                  Sullivan & Worcester LLP